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                                                                    EXHIBIT 99.1


                                                                   NEWS RELEASE
Investor Relations Contact                               Media Relations Contact
Shanoop Kothari                                                     Paula Berman
Tel: (713) 561-4104                                          Tel: (713) 561-4333
Fax: (713) 561-1104                                          Fax: (713) 561-1333
invest@bindview.com                                              pr@bindview.com
http://www.bindview.com


FOR IMMEDIATE RELEASE


                     BINDVIEW ADOPTS SHAREHOLDER RIGHTS PLAN

HOUSTON --SEPT. 19, 2001 -- BindView Corporation (NASDAQ:BVEW), a leading provider of IT security management solutions, today announced that its Board of Directors has adopted a shareholder rights plan. This plan is similar to those adopted by numerous other software companies such as BMC Software, Computer Associates, Novell, Oracle and Symantec. The rights plan is designed to provide additional negotiating leverage to BindView's Board of Directors in the event of an unsolicited takeover bid and to protect BindView's shareholders against inadequate offers and abusive takeover tactics. Under the terms of the rights plan, the company will distribute one right for each outstanding share of Common Stock to holders of record at the close of business on September 21, 2001. The rights plan would be triggered if an acquiring party accumulates 15 percent or more of the company's common stock.

Commenting on the adoption of the rights plan, Eric Pulaski, BindView chairman and chief executive officer, said, "We believe that this plan protects the interests of our shareholders in the event that they and BindView are confronted with coercive or unfair takeover tactics." Mr. Pulaski added, "The rights plan is similar to those adopted by numerous other companies, and details of the new rights plan will be outlined in a letter that will be mailed to shareholders."

ABOUT BINDVIEW CORPORATION
BindView, the leader in the vulnerability assessment market, provides software solutions which enhance business performance by helping to ensure the integrity of the IT infrastructure. BindView's comprehensive software offerings secure and simplify the management and administration of network operating systems, directories and related applications. By enabling corporate IT professionals to effectively leverage their existing technologies, BindView's award-winning products play a critical role in achieving business goals. More than 20 million licenses of BindView's solutions have been shipped worldwide to approximately 5,000 companies,
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including more than 75 of the Fortune 100 and 24 of the largest 25 U.S. banks.
Contact BindView via e-mail at info@bindview.com or visit BindView's World Wide Web site at http://www.bindview.com. BindView can also be reached at (800) 749-8439 or (713) 561-4000.

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Editors Note : BindView product names used in this document are trademarks, which may be registered in one or more jurisdictions, of BindView. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.

Safe Harbor: Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, the risks associated with competition within the network management software industry, with rapid technological change, and with BindView's development of and the market's acceptance of new products. Other such factors include the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.